EXHIBIT 5

Roger Hallquist, F.S.A., M.A.A.A.
Actuary
Phone (319) 398-7962
Fax:  (319) 369-2378


November 1, 1999

Gentlemen:

This opinion is furnished in connection with the registration by Life Investors Insurance Company of America of its Variable Universal Life Insurance Policy ("the Policy"), under the Securities Act of 1933 (the "Registration Statement"). The prospectus included in the Registration Statement on Form S-6 describes the Policy. I have reviewed the Policy form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

         (1) The illustrations of policy account values, cash surrender values, and death benefits included in the section of the prospectus entitled, "ILLUSTRATIONS", based on the assumptions stated in this section, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for males age 35 than to prospective purchasers of Policies on males of other ages or on females.

         (2) The Example of Surrender Charges is consistent with the provisions of the Policy.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name in the prospectus.


Sincerely,

S/ ROGER HALLQUIST
---------------------------------
Roger Hallquist, F.S.A., M.A.A.A.
Actuary